EXHIBIT 2.1


                            SHARE EXCHANGE AGREEMENT

         THIS SHARE EXCHANGE AGREEMENT (this "Agreement") dated February 28, 1999 and effective as of December 10, 1998 is by and among Tel-Com Wireless Cable TV Corporation, a Florida corporation ("Tel-Com"), IBC Partners, a Florida partnership ("IBC"), Melvin Rosen ("Rosen") and Ivana Trump ("Ms. Trump").

                                   WITNESSETH:

         WHEREAS, the 5th Avenue Channel, Inc., a Florida corporation ("5th Avenue") is premiering "The 5th Avenue Channel," a new television channel and has launched its interactive website "5th Avenue Channel.com" offering for sale a wide variety of products and services (The 5th Avenue Channel and 5thAvenueChannel.com, are hereinafter referred to as "5th Avenue Channel"); and

         WHEREAS, Rosen, IBC and Ms. Trump (hereinafter sometimes collectively referred to as the "Sellers") are, in the aggregate, the owners of one hundred percent (100%) of the issued and outstanding shares of common stock ("5th Avenue Common Stock), $.001 par value per share, of 5th Avenue with IBC owning 25 such shares, Rosen owning 65 such shares and Ms. Trump owning 10 such shares (the shares of 5th Avenue Common Stock owned by each of the Sellers are hereinafter collectively referred to as the "5th Avenue Shares"); and

         WHEREAS, Tel-Com desires to acquire the 5th Avenue Shares from the Sellers, in exchange for an aggregate of 335,000 shares of authorized but unissued common stock, par value $.001 per share, of Tel-Com (the "Tel-Com Common Stock"), as well as an additional 665,000 shares of Tel-Com Common Stock, the issuance of said additional 665,000 shares being contingent on 5th Avenue meeting certain levels of revenue generation and of profitability in its operations, (the aggregate of 1,000,000 shares of Tel-Com Common Stock are hereinafter collectively referred to as the "Tel-Com Shares"), and the Sellers desire to acquire the Tel-Com Shares in exchange for the 5th Avenue Shares; and

         WHEREAS, it is the intention of the parties hereto that: (i) Tel-Com acquire the 5th Avenue Shares in exchange solely for the Tel-Com Shares and the Sellers acquire the Tel-Com Shares pursuant to the terms contained below in exchange solely for the 5th Avenue Shares (collectively, the "Exchange"); (ii) the Exchange shall qualify as a tax-free reorganization under Section 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended, and related sections, treasury regulations and interpretive rulings thereunder; and (iii) the Exchange shall qualify as a transaction in securities exempt from registration or qualification under the Securities Act of 1933, as amended (the "Securities Act"), and under the applicable securities laws of the state where Tel-Com and 5th Avenue are incorporated.

         NOW, THEREFORE, in consideration of the foregoing premises and the covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, Tel-Com and the Sellers agree as follows:

         1. EXCHANGE OF SHARES. Tel-Com and the Sellers agree that each will effect the Exchange, pursuant to which the 5th Avenue Shares will be acquired by Tel-Com at the "Closing" (as hereinafter defined), and the Tel-Com Shares will be acquired by the Sellers as follows: (i) 335,000 shares of Tel-Com Common Stock (the "Initial Shares") shall be transferred

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by Tel-Com to the Sellers at the Closing in accordance with the Schedule set forth on Exhibit "A" attached hereto; (ii) half of the remaining 665,000 shares of Tel-Com Common Stock (the "Performance Shares") shall be transferred from Tel-Com to the Sellers in accordance with the Schedule set forth on Exhibit "A" attached hereto if, and within thirty days after, 5th Avenue Channel achieves gross revenues in excess of $10,000,000 for any calendar quarter, and (iii) the remaining half of the Performance Shares shall be transferred from Tel-Com to the Sellers in accordance with the Schedule set forth on Exhibit "A" attached hereto if, and within thirty days after, 5th Avenue Channel achieves either (a) gross revenues in excess of $25,000,000 for any calendar quarter, or (b) net income in excess of $1,000,000 for any calendar quarter.

         2. REPRESENTATIONS AND WARRANTIES OF TEL-COM. Tel-Com represents and warrants that, except as set forth in Tel-Com's Annual Report on Form 10-KSB for the year ended December 31, 1997 (the "Tel-Com Form 10-KSB") and Tel-Com's Quarterly Reports on Form 10-QSB for the Quarterly Periods ended March 31, 1998, June 30, 1998 and September 30, 1998 (the "Tel-Com Forms 10-QSB"):

                  (a) RECEIPT OF CORPORATE INFORMATION. All requested documents, records and books pertaining to 5th Avenue have been delivered to Tel-Com, and all of Tel-Com's questions and requests for information of 5th Avenue have been answered to the satisfaction of Tel-Com.

                  (b) RISKS. Tel-Com is sufficiently experienced in financial and business matters to be capable of evaluating the merits and risks of an investment in 5th Avenue; has evaluated such merits and risks, including risks particular to its situation; and Tel-Com has determined that the investment in 5th Avenue is suitable for it.

                  (c) INVESTMENT INTENT. The 5th Avenue Shares are being acquired by Tel-Com for its own account with no intention of distributing the 5th Avenue Shares to others. Tel-Com does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or otherwise distribute to any person or to have any person sell, transfer or otherwise distribute the 5th Avenue Shares. Except as specifically contemplated hereby, Tel-Com is not presently engaged nor plans to engage within the presently foreseeable future in any discussion with any person regarding such a sale, transfer or other distribution of the 5th Avenue Shares or any interest therein.

                  (d) COMPLIANCE WITH FEDERAL AND STATE SECURITIES LAWS. Tel-Com understands that the 5th Avenue Shares have not been registered under the Securities Act. Tel-Com understands that the 5th Avenue Shares must be held indefinitely unless the sale or other transfer thereof is subsequently registered under the Securities Act or an exemption from such registration is available. Tel-Com understands that its right to transfer the 5th Avenue Shares will be subject to certain restrictions, which include restrictions against transfer under the Securities Act and applicable state securities laws. In addition to such restrictions, Tel-Com realizes that it may not be able to sell or dispose of the 5th Avenue Shares as there may be no public or other market for the 5th Avenue Shares. Tel-Com understands that certificates evidencing the 5th Avenue Shares shall bear a legend substantially as follows:

              THE SHARES OF COMMON STOCK REPRESENTED BY THIS CERTIFICATE
         HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR ANY

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         APPLICABLE STATE LAW. THEY MAY NOT BE OFFERED FOR SALE, SOLD,
         TRANSFERRED OR PLEDGED UNLESS REGISTERED UNDER THE SECURITIES ACT AND ANY APPLICABLE STATE LAW OR PURSUANT TO AN EXEMPTION FROM SUCH REGISTRATION REQUIREMENTS.

                  (e) CORPORATE ORGANIZATION. Tel-Com is duly organized, validly existing and in good standing under the laws of the state of its incorporation and has full corporate power, authority and legal right to own its properties and to conduct the businesses in which it is now engaged. Tel-Com is duly licensed or qualified to transact business as a foreign corporation and is in good standing in each jurisdiction where the ownership or lease of its assets or the operation of its business requires such qualification, except where the failure to be so qualified would not have a material adverse effect on the business, operations, property or financial or other condition of Tel-Com taken as a whole. All of the capital stock of the subsidiaries of Tel-Com is owned of record and beneficially by Tel-Com.

                  (f) AUTHORITY. Tel-Com has the corporate power and authority to execute and deliver this Agreement and to perform all of its covenants and agreements hereunder. The execution and delivery of this Agreement by Tel-Com, the performance by Tel-Com of its covenants and agreements hereunder and the consummation by Tel-Com of the transactions contemplated hereby have been duly authorized by all necessary corporate action.

                  (g) ENFORCEABILITY. This Agreement has been duly executed and delivered and constitutes the valid and legally binding obligation of Tel-Com, enforceable against Tel-Com in accordance with its terms except as such enforceability may be limited by (i) bankruptcy, insolvency, moratorium or similar laws affecting the enforcement of creditors' rights generally or by the principles governing the availability of specific performance, injunctive relief and other equitable remedies (regardless of whether such enforceability is considered in equity or at law), including requirements of reasonableness and good faith in the exercise of rights and remedies thereunder; (ii) applicable laws and court decisions which may limit or render unenforceable certain terms and provisions contained therein, but which do not substantially interfere with the practical realization of the benefits thereof, except for the economic consequences of any procedural delay which may be imposed by, relate to or result from such laws and court decisions; and (iii) the limitations on the enforceability of the securities indemnification provisions set forth herein by reason of matters of public policy.

                  (h) NONCONTRAVENTION. Neither the execution and delivery of this Agreement by Tel-Com, nor the consummation of the transactions contemplated hereby, nor the performance by Tel-Com of its covenants and agreements hereunder
(i) violates any provision of the Articles of Incorporation or By-Laws of Tel-Com; (ii) violates any existing law, statute, ordinance, regulation, or any order, judgment or decree of any court or governmental agency to which Tel-Com is a party or by which any of its assets is bound; or (iii) conflicts with or will result in any breach of any of the terms of or constitute a default under or result in the termination of or the creation of any lien pursuant to the terms of any indenture, mortgage, real property lease, securities purchase agreement, credit or loan agreement or other material agreement to which Tel-Com is a party or by which Tel-Com or any of its assets is bound, to the extent such violation thereof, conflict therewith, breach thereof, default thereunder or termination thereof would have a material adverse effect.

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

                  (i) CAPITALIZATION. The authorized capital stock of Tel-Com consists of (i) 5,000,000 shares of preferred stock, $.001 par value per share (the "Tel-Com Preferred Stock"), of which no shares are issued and outstanding; and (ii) 10,000,000 shares of Tel-Com Common Stock, $.001 par value per share of which, prior to the effective date of the Exchange, 4,093,143 shares are issued and outstanding. The Tel-Com Form 10-KSB sets forth a list of all options, warrants or other securities exercisable for, convertible into or exchangeable for Tel-Com Preferred Stock or Tel-Com Common Stock or other subscription, commitments or agreements for Tel-Com to issue Tel-Com Preferred Stock or Tel-Com Common Stock.

                  (j) APPROVALS. Except as may be required under federal and state securities laws (which have been or, in the case of compliance required on a post-sale basis, will be complied with), the execution, delivery and performance of this Agreement by Tel-Com does not require (i) the consent, waiver, approval, license or authorization of or any filing with any person or any governmental authority; or (ii) the approval or authorization of the shareholders of Tel-Com. The issuance of the Tel-Com Shares pursuant to this Agreement is not subject to the registration or prospectus delivery requirements of Section 5 of the Securities Act.

                  (k) LEGAL PROCEEDINGS. There are no (i) actions, suits, claims, investigations or legal, or administrative or arbitration proceedings pending or, to the best knowledge of Tel-Com, threatened against or affecting Tel-Com, whether at law or in equity, or before or by any governmental authority or (ii) judgments, decrees, injunctions or orders of any governmental authority or arbitrator against Tel-Com which, in any case, could have a material adverse effect.

                  (l) FINANCIAL STATEMENTS. The audited consolidated financial statements of Tel-Com as of December 31, 1997 included in the Tel-Com Form 10-KSB and the unaudited consolidated financial statements of Tel-Com included in the Tel-Com Forms 10-QSB (collectively, the "Tel-Com Financial Statements") were prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may have been indicated in the notes thereto or to the extent footnotes thereto have been omitted) and fairly present (subject to normal audit adjustments) the financial position of the Company at the dates thereof and the consolidated results of the operations and statement of changes in financial position for the periods then ended.

                  (m) ABSENCE OF UNDISCLOSED LIABILITIES. Except as disclosed in the Tel-Com Financial Statements or as incurred in the ordinary course of business subsequent to September 30, 1998, as of the date hereof (i) Tel-Com has no material liability of any nature (matured or unmatured, fixed or contingent) that was not provided for or disclosed in the Tel-Com Financial Statements, and
(ii) to the best knowledge of Tel-Com, all liability reserves established by Tel-Com set forth in the Tel-Com Financial Statements were adequate in all material respects for the purposes indicated therein.

                  (n) NO CHANGE. Since September 30, 1998 there has not been (i) any material adverse change in the condition (financial or otherwise), operations, results of operations, assets, liabilities, business or prospects of Tel-Com taken as a whole; (ii) any material liability or obligation (contingent or otherwise) incurred by Tel-Com, other than current liabilities (or obligations) or capital leases incurred in the ordinary of business; (iii) any asset or property of Tel-Com made subject to a lien of any kind, except (A) liens for taxes not yet due or which are being contested in good faith and by appropriate proceedings provided adequate

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

reserves with respect thereto are maintained on Tel-Com's books in accordance with generally accepted principles; (B) landlords', carriers', warehousemen's, mechanics', materialmen's, repairmen's or other like liens arising in the ordinary course of business which are not overdue for a period of more than 60 days or which are being contested in good faith and by appropriate proceedings;
(C) pledges or deposits in connection with worker's compensation, unemployment insurance and other social security legislation; (D) deposits to secure the performance of contracts, bids, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature; (E) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business; and (F) liens which, in the aggregate, are not material in amount, and which do not in any case materially detract from the value of the property subject thereto or interfere with the ordinary conduct of Tel-Com's business; (iv) any waiver of any material valuable right of Tel-Com, or the cancellation of any material debt or claim held by Tel-Com; (v) any payment of dividends on, or other distributions with respect to, or any direct or indirect redemption or acquisition of, any shares of Tel-Com Common Stock, or any agreement or commitment therefor; (vi) any mortgage, pledge, sale, assignment or transfer of any tangible or intangible assets of Tel-Com, except, with respect to tangible assets, in the ordinary course of business; (vii) any loan by Tel-Com to any officer, director, employee or shareholder of Tel-Com, or any agreement or commitment therefor; (viii) any material damage, destruction or loss (whether or not covered by insurance) which does or may adversely affect the condition (financial or otherwise), operations, results of assets, property, business or prospects of Tel-Com; or (ix) any change in the accounting methods or practices followed by Tel-Com.

                  (o) TAXES. Tel-Com has accurately prepared and timely filed, or has had accurately prepared and timely filed on its behalf, or has filed appropriate extensions of time to file, all tax returns which, to its knowledge, are required to be filed by it, and has paid all taxes shown to be due and payable on said returns or on any assessments made against it or any of its property and all other taxes, fees or other charges imposed on it or any of its property by any nation or government, any state or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government (other than those the amount or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with generally accepted accounting principles have been provided on the books); and, to its knowledge, no tax liens have been filed nor claims being asserted with respect to any such taxes, fees or other charges.

                  (p) DISCLOSURE. The representations or warranties made by Tel-Com in this Agreement or in any other document or certificate furnished in connection herewith did not contain at the time made or, if set forth herein, do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements herein or therein, in light of the circumstances under which they are made, not misleading in any material respect. There is no fact known to Tel-Com that has a material adverse effect or, other than general economic conditions in the industry in which the Company operates, that the Company reasonably believes will in the future not have a material adverse effect, which has not been set forth in this Agreement.

         3. REPRESENTATIONS AND WARRANTIES OF SELLERS. Except where the following representations and warranties refer to Rosen individually, in which case such representation and warranty is made solely by Rosen, the Sellers, jointly and severally, and represent and warrant

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

that, except as set forth on the Sellers' disclosure schedule attached hereto (the "Sellers Disclosure Schedule"):

                  (a) RECEIPT OF CORPORATE INFORMATION. All requested documents, records and books pertaining to Tel-Com have been delivered to the Sellers, and all of the Sellers' questions and requests for information of the Sellers have been answered to the satisfaction of the Sellers.

                  (b) RISKS. The Sellers are sufficiently experienced in financial and business matters to be capable of evaluating the merits and risks of an investment in Tel-Com; have evaluated such merits and risks, including risks particular to their situations; and the Sellers have determined that their investment in Tel-Com is suitable for them.

                  (c) INVESTMENT INTENT. The Tel-Com Shares are being acquired by the Sellers for their own account with no present intention of distributing the Tel-Com Shares to others. The Sellers do not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or otherwise distribute to any person or to have any person sell, transfer or otherwise distribute the Tel-Com Shares. The Sellers are not presently engaged nor plan to engage within the presently foreseeable future in any discussion with any person regarding such a sale, transfer or other distribution of the Tel-Com Shares or any interest therein.

                  (d) COMPLIANCE WITH FEDERAL AND STATE SECURITIES LAWS. The Sellers understand that the Tel-Com Shares have not been registered under the Securities Act. The Sellers understand that they may have to hold the Tel-Com Shares indefinitely unless and until the sale or other transfer thereof is subsequently registered under the Securities Act or an exemption from such registration is available. The Sellers understand that their right to transfer the Tel-Com Shares will be subject to certain restrictions, which include restrictions against transfer under the Securities Act and applicable state securities laws. In addition to such restrictions, the Sellers realize that they may not be able to sell or dispose of the Tel-Com Shares as there may be no public or other market for the Tel-Com Shares. The Sellers understand that certificates evidencing the Tel-Com Shares shall bear a legend substantially as follows:

                  THE SHARES OF COMMON STOCK REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR ANY APPLICABLE STATE LAW. THEY MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR PLEDGED UNLESS REGISTERED UNDER THE SECURITIES ACT AND ANY APPLICABLE STATE LAW OR PURSUANT TO AN EXEMPTION FROM SUCH REGISTRATION REQUIREMENTS.

                  (e) CORPORATE ORGANIZATION. Rosen represents and warrants that 5th Avenue: (i) is duly organized, validly existing and in good standing under the laws of the state of its incorporation; (ii) has full corporate power, authority and legal right to own its properties and to conduct its business in which it is now engaged; (iii) is duly licensed or qualified to transact business as a foreign corporation and is in good standing in each jurisdiction where the ownership or lease of its assets or the operation of its business requires such qualification, except where the failure to be so qualified would not have a material adverse effect on its business, operations, properties or financial or other condition taken as a whole; and (iv) does not have any subsidiaries and does not own any equity interest in any other business entity.

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

                  (f) ENFORCEABILITY. This Agreement has been duly executed and delivered and constitutes the valid and legally binding obligation of the Sellers, enforceable against the Sellers in accordance with its terms except as such enforceability may be limited by (i) bankruptcy, insolvency, moratorium or similar laws affecting the enforcement of creditors' rights generally or by the principles governing the availability of specific performance, injunctive relief and other equitable remedies (regardless of whether such enforceability is considered in equity or at law), including requirements of reasonableness and good faith in the exercise of rights and remedies thereunder; (ii) applicable laws and court decisions which may limit or render unenforceable certain terms and provisions contained therein, but which do not substantially interfere with the practical realization of the benefits thereof, except for the economic consequences of any procedural delay which may be imposed by, relate to or result from such laws and court decisions; and (iii) the limitations on the enforceability of the securities indemnification provisions set forth herein by reason of matters of public policy.

                  (g) NONCONTRAVENTION. Rosen represents and warrants that neither the execution and delivery of this Agreement by the Sellers, nor the consummation of the transactions contemplated hereby, nor the performance by the Sellers of their respective covenants and agreements hereunder (i) violates any provision of the Articles or Certificate of Incorporation or By-Laws of 5th Avenue; (ii) violates any existing law, statute, ordinance, regulation, or any order, judgment or decree of any court or governmental agency to which the Sellers or 5th Avenue are a party or by which any of their respective assets are bound; or (iii) conflicts with or will result in any breach of any of the terms of or constitute a default under or result in the termination of or the creation of any lien pursuant to the terms of any indenture, mortgage, real property lease, securities purchase agreement, credit or loan agreement or other material agreement to which the Sellers or 5th Avenue are a party or by which the Sellers, 5th Avenue or any of their respective assets are bound, to the extent such violation thereof, conflict therewith, breach thereof, default thereunder or termination thereof would have a material adverse effect.

                  (h) CAPITALIZATION. Rosen represents and warrants that the authorized capital stock of 5th Avenue consists of 10,000 shares of common stock, $.001 par value per share, of which, prior to the Exchange, 100 shares are issued and outstanding, 10 of such outstanding shares being held by Ms. Trump, 65 of such outstanding shares being held by Rosen and 25 of such outstanding shares being held by IBC. The Sellers have no knowledge of the existence of any options, warrants or other securities exercisable for, convertible into or exchangeable for 5th Avenue common stock or other subscription, commitments or agreements for 5th Avenue to issue 5th Avenue common stock.

                  (i) NO ENCUMBRANCES. Each Seller represents that he, she or it, as the case may be, is the sole owner, legally and beneficially, of its portion of the 5th Avenue Shares, free and clear of all liens, pledges, encumbrances and claims of every kind and that upon execution and delivery of this Agreement and the consummation of the transactions contemplated hereunder, all legal and beneficial ownership of the 5th Avenue Shares owned by such Seller will be validly transferred to and vested in Tel-Com free and clear of all liens, pledges, encumbrances and claims of every kind.

                  (j) APPROVALS. Rosen represents and warrants that, except as may be required under federal and state securities laws (which have been or, in the case of compliance required on a post-sale basis, will be complied with), the execution, delivery and performance of

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

this Agreement by the Sellers does not require the consent, waiver, approval, license or authorization of or any filing with any person or any governmental authority, and that the transfer of the 5th Avenue Shares pursuant to this Agreement is not subject to the registration or prospectus delivery requirements of Section 5 of the Securities Act.

                  (k) LEGAL PROCEEDINGS. Rosen represents and warrants that there are no (i) actions, suits, claims, investigations or legal, or administrative or arbitration proceedings pending or threatened against or affecting 5th Avenue, whether at law or in equity, or before or by any governmental authority; (ii) judgments, decrees, injunctions or orders of any governmental authority or arbitrator against 5th Avenue which, in any case, could have a material adverse effect.

                  (l) ABSENCE OF UNDISCLOSED LIABILITIES. Rosen represents and warrants with respect to 5th Avenue, that 5th Avenue has no material liability of any nature (matured or unmatured, fixed or contingent) that is not disclosed in the Sellers Disclosure Schedule.

                  (m) TAXES. Rosen represents and warrants that 5th Avenue has accurately prepared and timely filed or has had accurately prepared and timely filed on its behalf all tax returns which, to the Rosen's knowledge, are required to be filed by 5th Avenue, and 5th Avenue has paid all taxes shown to be due and payable on said returns or on any assessments made against it or any of its respective properties and all other taxes, fees or other charges imposed on it or any of its properties by any nation or government, any state or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government (other than those the amount or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with generally accepted accounting principles have been provided on the books); and, to Rosen's knowledge, no tax liens have been filed nor claims being asserted with respect to any such taxes, fees or other charges.

                  (n) DISCLOSURE. To the best of the Sellers' knowledge, the representations or warranties made by the Sellers in this Agreement or in any other document or certificate furnished in connection herewith did not contain at the time made or, if set forth herein, do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements herein or therein, in light of the circumstances under which they are made, not misleading in any material respect. There is no fact known to the Sellers that has a material adverse effect or, other than general economic conditions in the industry in which 5th Avenue operates, that the Sellers reasonably believe will in the future have a material adverse effect, which has not been set forth in this Agreement.

         4. REGISTRATION OF TEL-COM SHARES. Tel-Com agrees to register the Tel-Com Shares for resale by the Sellers by amending its pending registration statement on Form SB-2, File No. 33-41459, to include such shares, and shall diligently pursue completion of such filing and undertake its best efforts to have such registration statement declared effective by the Securities and Exchange Commission (the "SEC") as soon as reasonably practicable.

                  (a) OBLIGATIONS OF TEL-COM. In connection with the registration of the Tel-Com Shares pursuant to this Section 4, Tel-Com shall:

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                           (i) Prepare and file any necessary amendments
(including post-effective amendments) and supplements to the registration statement and the prospectus used in connection with the registration statement and take such other reasonable action as may be necessary to have the registration statement declared effective by the SEC and keep the registration statement effective until the Tel-Com Shares are capable of full and complete public sale without registration under the Securities Act and to comply with the provisions of the Securities Act and the Exchange Act, and the rules and regulations thereunder, with respect to the disposition of the Tel-Com Shares;

                           (ii) Notify the Sellers, immediately after becoming
aware thereof, (A) when the registration statement or the prospectus included therein or any prospectus amendment or supplement or post-effective amendment has been filed and, with respect to the registration statement or any post-effective amendment, when the same has become effective or (B) of any request by the SEC for amendment of or supplement to the registration statement or related prospectus or for additional information;

                           (iii) Furnish promptly to the Sellers such reasonable
number of copies of a prospectus, and all amendments and supplements thereto, in conformity with the requirements of the Securities Act, and such other documents as the Sellers may reasonably request in order to facilitate their disposition of the Tel-Com Shares;

                           (iv) Use its best efforts to register and qualify the
Tel-Com Shares under the securities or Blue Sky laws of such states as shall be reasonably requested by the Sellers, and prepare and file in those states such amendments (including post-effective amendments) and supplements and to take such other actions as may be necessary to maintain such registration and qualification in effect at all times during the period Tel-Com is required to maintain the registration statement effective, and to take all other actions necessary or advisable to enable the disposition of such securities in such states, provided that Tel-Com shall not be required in connection therewith or as a condition thereto to subject itself to taxation, to qualify to do business or to file a general consent to service of process in any such states; and

                           (v) Notify the Sellers, immediately, at any time when
a prospectus relating to the Tel-Com Shares is required to be delivered under the Securities Act, of the happening of any event as a result of which the prospectus included in the registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. Tel-Com shall promptly amend or supplement the registration statement to correct any such untrue statement or omission, and provide the Sellers with an amended or supplemented prospectus with respect to the Tel-Com Shares that corrects such untrue statement or omission.

                  (b) SELLERS' OBLIGATIONS. It shall be a condition precedent to the obligations of Tel-Com to the Sellers to take any action pursuant to this
Section 4 that the Sellers shall furnish to Tel-Com such information regarding the Sellers, the Tel-Com Shares and other shares of Tel-Com Common Stock held by the Sellers and the intended method of disposition of such securities as shall be reasonably required to effect the registration of the Tel-Com Shares and shall execute such documents in connection with such registration as Tel-Com may reasonably request.

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

                  (c) EXPENSES OF REGISTRATION. All expenses incurred by Tel-Com in complying with this section, including, without limitation, registration and filing fees, fees and expenses of complying with state securities and Blue Sky laws, printing expenses, and fees and disbursements of Tel-Com's counsel and accountants, shall be paid by Tel-Com.

                  (d) INDEMNIFICATION RELATING TO REGISTRATION.

                           (i) Tel-Com will indemnify and hold harmless the
Sellers, the directors and officers of the Sellers, if any, and each person, if any, who controls the Sellers within the meaning of the Securities Act or the Exchange Act (each a "Seller Indemnified Party" and collectively, the "Seller Indemnified Parties"), against any losses, claims, damages, expenses or liabilities (joint or several) to which any of them may become subject under the Securities Act, the Exchange Act or otherwise, insofar as such losses, claims, damages, expenses or liabilities (or actions or proceedings, whether commenced or threatened, in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively, a "Violation"): (A) any untrue statement or alleged untrue statement of a material fact contained in the registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (B) the omission or alleged omission to state therein information required to be stated therein, or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading or (C) any violation or alleged violation by Tel-Com of the Securities Act, the Exchange Act or any state securities or Blue Sky law; and Tel-Com will reimburse each Seller Indemnified Party, promptly as such expenses are incurred, for any legal or other expenses reasonably incurred by any of them in connection with investigating or defending any such loss, claim, damage, liability, action or proceeding; provided, however, that the indemnity agreement contained in this section shall not apply to amounts paid in settlement of any such loss, claim, damage, expense, liability, action or proceeding if such settlement is effected without the consent of Tel-Com, which consent shall not be unreasonably withheld.

                           (ii) Promptly after receipt by an indemnified party
under this Section 4 of notice of the commencement of any action (including any governmental action), such indemnified party shall, if a claim in respect thereof is to be made against Tel-Com under this section, deliver to Tel-Com a written notice of the commencement thereof and Tel-Com shall have the right to participate in and, to the extent it so desires, to assume control of the defense thereof with counsel mutually satisfactory to Tel-Com and the indemnified parties; provided, however, that an indemnified party shall have the right to retain its own counsel, with the fees and expenses to be paid by Tel-Com, if, in the reasonable opinion of counsel for the indemnified party, representation of such indemnified party by the counsel retained by Tel-Com would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to Tel-Com within a reasonable time of the commencement of any such action shall relieve Tel-Com of any liability to the indemnified party under this section only to the extent prejudicial to its ability to defend such action, but the omission so to deliver written notice to Tel-Com shall not relieve it of any liability that is may have to any indemnified party otherwise than under this section. The indemnification required by this section shall be made by periodic payments of the amount thereof during the course of the investigation or defense, promptly as such expense, loss, damage or liability is incurred.

                           (iii) To the extent any indemnification by Tel-Com is
prohibited or limited by law, or is otherwise unavailable to or insufficient to hold harmless an indemnified party, Tel-Com agrees to make the maximum contribution with respect to any amounts for which it would otherwise be liable under this section, provided that no person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

         5. CLOSING DATE; DELIVERIES BY THE PARTIES. The Exchange shall be closed contemporaneously with the execution of this Agreement (the "Closing").

                  (a) DOCUMENTS TO BE DELIVERED BY THE SELLERS. On the Closing, the Sellers will deliver, or cause to be delivered, to Tel-Com the following:

                           (i) stock certificates for the 5th Avenue Shares
being sold by each of the Sellers to Tel-Com together with stock powers executed in blank for each; and

                           (ii) such other instruments, documents and
certificates, if any, as are required to be delivered pursuant to the provisions of this Agreement or that may be reasonably requested in furtherance of the provisions of this Agreement.

                  (b) DOCUMENTS TO BE DELIVERED BY TEL-COM. Tel-Com will deliver or cause to be delivered to the Sellers:

                           (i) stock certificates representing the Initial
Shares being issued to each of the Sellers in connection with the Closing as set forth on Exhibit "A" attached hereto; and

                           (ii) such other instruments, documents and
certificates, if any, as are required to be delivered pursuant to the provisions of this Agreement, or that may be reasonably requested in furtherance of the provisions of this Agreement.

                  (c) ADDITIONAL DELIVERIES. In addition to the above-described deliveries, Tel-Com and Ms. Trump shall each execute and deliver to each other a counterpart of the Consulting Agreement in the Form of Exhibit "B" attached hereto.

         6. DOCUMENTS TO SUPERCEDE PRIOR SHAREHOLDER AGREEMENT. This Share Exchange Agreement, together with the Consulting Agreement as set forth in Exhibit "B" attached hereto, shall supercede that one certain Shareholder Agreement executed as of July 16, 1997 by and among Fifth Avenue Shopping Channel, Inc., Rosen and Ms. Trump.

         7. INDEMNIFICATION.

                  (a) INDEMNIFICATION BY TEL-COM. Tel-Com hereby indemnifies and holds harmless the Sellers in respect of any and all losses, claims, demands, judgments, expenses, or liabilities, including all attorneys' fees and court costs in any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction or before an arbitrator ("Adverse Consequence") suffered by the Sellers in connection with each and all of the following:

                           (i) Any material misrepresentation or material breach
of any representation or warranty made by Tel-Com in this Agreement or other document attached hereto or delivered to the Sellers by Tel-Com in connection with the transactions contemplated hereby.

                           (ii) The breach of any covenant, agreement, or
obligation of Tel-Com contained in this Agreement or any other instrument specifically contemplated by this Agreement.

                           (iii) Any misrepresentation contained in any
statement in writing or certificate furnished by Tel-Com pursuant to this Agreement or in connection with the transactions contemplated by this Agreement, which results in a material adverse effect.

                  (b) INDEMNIFICATION BY THE SELLERS. Each of the Sellers individually, hereby indemnifies and holds harmless Tel-Com and its directors, officers, employees and agents in respect of any and all Adverse Consequences incurred by Tel-Com in connection with each and all of the following:

                           (i) Any material misrepresentation or material breach
of any representation or warranty made by such Seller in this Agreement or other document attached hereto or delivered to Tel-Com by the Sellers in connection with the transactions contemplated hereby.

                           (ii) The breach of any covenant, agreement, or
obligation of such Seller contained in this Agreement or any other instrument specifically contemplated by this Agreement.

                           (iii) Any material misrepresentation contained in any
statement in writing or certificate furnished by such Seller pursuant to this Agreement or in connection with the transactions contemplated by this Agreement.

                  (c) PROCEDURE FOR INDEMNIFICATION. Whenever any claim shall arise for indemnification hereunder, the party seeking indemnification ("Indemnitee") shall promptly notify the other party ("Indemnitor") of the claim and, when known, the facts constituting the basis for such claim. If any claim for indemnification hereunder results from or is in connection with any claim or Adverse Consequence by a person who is not a party to this Agreement ("Third Party Claim"), such notice shall also specify, if known, the amount or an estimate of the amount of the liability arising therefrom. The Indemnitee shall give the Indemnitor prompt notice of any such claim and the Indemnitor shall undertake the defense thereof by representatives of its own choosing, reasonably satisfactory to the Indemnitee, at the expense of the Indemnitor. The Indemnitee shall have the right to participate in any such defense of a Third Party Claim with advisory counsel of its own choosing, at its own expense. If the Indemnitor, within a reasonable time after notice of any such Third Party Claim, fails to defend, the Indemnitee or any Affiliate of the Indemnitee shall have the right to undertake the defense, compromise or settlement of such Third Party Claim on behalf of, and for the account of, the Indemnitor, at the expense and risk of the Indemnitor. The Indemnitor shall not, without the Indemnitee's written consent, settle or compromise any such Third Party Claim or consent to entry of any judgment that does not include, as an unconditional term thereof, the giving by the claimant or the plaintiff to Indemnitee and Indemnitee's directors, officers, employees and agents, an unconditional release from all liability in respect of such Third Party Claim. The Indemnitee shall not pay any claim covered by this right to indemnification prior to giving the Indemnitor the notice of such claim required by this Section 6 and the opportunity provided herein to handle the claim itself.

                  (d) PAYMENT. All indemnification hereunder shall be effected upon demand by payment of cash or delivery of a cashier's check in the amount of the indemnification liability.

         8. NOTICES. All notices, reports and other communications to Tel-Com or the Sellers hereunder shall be in writing, shall refer specifically to this Agreement and shall be hand delivered or sent by facsimile transmission or by registered mail or certified mail, return receipt requested, postage prepaid, in each case to the respective persons and addresses specified below (or to such other persons or addresses as may be specified in writing to the other party):

           If to Tel-Com, to:           Tel-Com Wireless Cable TV Corporation
                                        3957 N.E. 163rd Street
                                        North Miami Beach, Florida 33160
                                        Attn:  Melvin Rosen, President
                                        Fax No.:  (305) 919-8154


           If to the Sellers, to:       IBC Partners
                                        3957 N.E. 163rd Street
                                        North Miami Beach, Florida 33160
                                        Fax No.:  (305) 945-9974

                                        Melvin Rosen
                                        3957 N.E. 163rd Street
                                        North Miami Beach, Florida 33160
                                        Fax No.:  (305) 919-8154

                                        Ivana Trump
                                        10 East 64th Street
                                        New York, New York 10021
                                        Fax No.:  (212) 832-6657

                                        with a copy to:

                                        Gary Lyman, Esq.
                                        Lyman & Landy, LLP
                                        405 Park Avenue, Suite 1703
                                        New York, NY 10022

         Any notice or communication given in conformity with this section shall be deemed to be effective when received by the addressee if delivered by hand or overnight courier or by facsimile (with confirmed receipt), and three days after mailing, if mailed.

         9. NO IMPLIED WAIVERS; RIGHTS CUMULATIVE. No failure on the part of any of the parties to this Agreement to exercise and no delay in exercising any right, power, remedy or privilege under this Agreement or provided by statute or at law or in equity or otherwise, including, without limitation, the right or power to terminate this Agreement, shall impair, prejudice or constitute a waiver of any such right, power, remedy or privilege or be construed as a waiver of any breach of this Agreement or as an acquiescence therein, nor shall any single or partial exercise of any such right, power, remedy or privilege preclude any other or further exercise thereof or the exercise of any other right, power, remedy or privilege.

         10. MISCELLANEOUS.

                  (a) FURTHER ASSURANCES. At any time, and from time to time, each party will execute such additional instruments and take such action as may be reasonably requested by any other party to confirm or perfect title to any property transferred hereunder or otherwise to carry out the intent and purposes of this Agreement.

                  (b) COSTS AND EXPENSES. Each party hereto agrees to pay its or his own costs and expenses incurred in negotiating this Agreement and consummating the transactions described herein.

                  (c) ENTIRE AGREEMENT. This Agreement, including all schedules and exhibits thereto, constitutes the entire agreement between the parties hereto with respect to the subject matter hereof. It supersedes all prior negotiations, letters and understandings relating to the subject matter hereof.

                  (d) AMENDMENT. This Agreement may not be amended, supplemented or modified in whole or in part except by an instrument in writing signed by all parties hereto.

                  (e) ASSIGNMENT. This Agreement may not be assigned by any party hereto without the prior written consent of the other party.

                  (f) HEADINGS. The section and subsection headings in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

                  (g) PRONOUNS. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the context may require.

                  (h) CONSTRUCTION. The parties hereto and their respective legal counsel participated in the preparation of this Agreement; therefore, this Agreement shall be construed neither against nor in favor of any of the parties hereto, but rather in accordance with the fair meaning thereof.

                  (i) SURVIVAL. The representations, warranties, and indemnification obligations of the parties hereunder shall survive the consummation of the transactions contemplated by this Agreement.

                  (j) SEVERABILITY. The invalidity, illegality or unenforceability of any provision or provisions of this Agreement will not affect any other provision of this Agreement, which will remain in full force and effect, nor will the invalidity, illegality or unenforceability of a portion of any provision of this Agreement affect the balance of such provision. In the event that any one or more of the provisions contained in this Agreement or any portion thereof shall for any reason be held to be invalid, illegal or unenforceable in any respect, this Agreement shall be reformed, construed and enforced as if such invalid, illegal or unenforceable provision had never been contained herein.

                  (k) REMEDIES. The parties hereto acknowledge and agree that any party's remedy at law for a breach or threatened breach of any of the provisions of this Agreement would be inadequate and such breach or threatened breach shall be per se deemed as causing irreparable harm to such party. Therefore, in the event of such breach or threatened breach, the parties hereto agree that, in addition to any available remedy at law, including but not limited to monetary damages, an aggrieved party, without posting any bond, shall be entitled to obtain, and the offending party agrees not to oppose the aggrieved party's request for, equitable relief in the form of specific enforcement, a temporary restraining order, a temporary or permanent injunction, or any other equitable remedy that may then be available to the aggrieved party.

                  (l) BINDING NATURE. This Agreement will be binding upon and will inure to the benefit of any heir or heirs, successor or successors of the parties hereto.

                  (m) NO THIRD-PARTY BENEFICIARIES. No person shall be deemed to possess any third-party beneficiary right pursuant to this Agreement. It is the intent of the parties hereto that no direct benefit to any third party is intended or implied by the execution of this Agreement.

                  (n) COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which will be deemed an original and all of which together will constitute one and the same instrument.

                         [Signatures on following page.]

         IN WITNESS WHEREOF, the parties hereto, individually or through their duly authorized officers, have executed this Agreement as of the date first written above.

                                    TEL-COM:

                                    TEL-COM WIRELESS CABLE TV
                                    CORPORATION, a Florida corporation

                                    By:      /S/ MELVIN ROSEN
                                        ---------------------------------------
                                             Name:  Melvin Rosen
                                             Title: President

                                    SELLERS:

                                    IBC PARTNERS, a Florida partnership

                                    By:      /S/ ERIC LEFKOWITZ
                                        ---------------------------------------
                                             Name:  Eric Lefkowitz


                                    By:      /S/ IVAN ROTHSTEIN
                                        ---------------------------------------
                                             Name:  Ivan Rothstein


                                    MELVIN ROSEN


                                             /S/ MELVIN ROSEN
                                    -------------------------------------------


                                    IVANA TRUMP


                                             /S/ IVANA TRUMP
                                    -------------------------------------------

                                   EXHIBIT "A"

                                       INITIAL SHARES       PERFORMANCE SHARES

Melvin Rosen                                216,667                 433,333


Ivana Trump                                  35,000                  65,000


IBC Partners                                 83,333                 166,667
                                            ---------               -------

                      Totals:               335,000                 665,000